EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement of Neogen Corporation on Form S-8 of our report dated July 26, 2002, appearing in the Annual Report on Form 10-K of Neogen Corporation for the year ended May 31, 2004 and to the reference to us under the heading “Experts” in this registration statement.

/s/ Deloitte & Touche LLP

Detroit, Michigan
January 17, 2005

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